Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
2022 Global Income Opportunity Trust (BGIO)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-
BF)
BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
Brighthouse Funds Trust II - BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond
Portfolio (SMF_PRUTR)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-11-2017

Security Type:
BND/CORP


Issuer
Citigroup (2024)

Selling
Underwriter
Citigroup Global Markets Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)

Citigroup Global Markets Inc., CIBC World
Markets Corp., Citizens Capital Markets,
Inc., Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc., HSBC
Securities (USA) Inc., Natixis Securities
Americas LLC, Santander Investment Securities
Inc., Standard Chartered Bank, UniCredit
Capital Markets LLC, Wells Fargo Securities,
LLC, ABN AMRO Securities (USA) LLC, ANZ
Securities, Inc., Bank of China Limited,
London Branch, BBVA Securities Inc., Capital
One Securities, Inc., CastleOak Securities,
L.P., Desjardins Securities Inc., DZ
Financial Markets LLC, Fifth Third
Securities, Inc., ICBC Standard Bank Plc, ING
Financial Markets LLC, Mischler Financial
Group, Inc., nabSecurities, LLC, National
Bank of Canada Financial Inc., Nomura
Securities International, Inc., PNC Capital
Markets LLC, Siebert Cisneros Shank & Co.,
L.L.C., SMBC Nikko Securities America, Inc.,
SunTrust Robinson Humphrey, Inc., TD
Securities (USA) LLC


Transaction Details

Date of Purchase
05-11-2017


Purchase
Price/Share
(per share / %
of par)
$ 100.00

Total
Commission,
Spread or
Profit
0.350%


1.	Aggregate Principal Amount Purchased
(a+b)
$ 113,390,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$85,500,000

b. Other BlackRock Clients
$27,890,000

2.	Aggregate Principal Amount of
Offering
$1,500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.07559



Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date: 05-15-2017
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 05-15-2017
Global Syndicate Team Member